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Exhibit 5.1

MORGAN, LEWIS & BOCKIUS LLP
1701 Market Street
Philadelphia, PA 19103

August 28, 2003

Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380

Re: Cephalon, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Cephalon, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the subject Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company of (i) $375,000,000 of principal amount of its zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008, (ii) $375,000,000 of principal amount of its zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010 (collectively, the "Notes") and (iii) 12,939,674 shares of the Company's common stock, par value $.01 per share, issuable upon the conversion of the Notes (the "Conversion Shares"), all of which are to be sold by certain holders of the Notes or the Conversion Shares as described in the Registration Statement. The Notes were issued under an Indenture, dated June 11, 2003, by and between the Company and U.S. Bank National Association, as trustee (the "Indenture").

        In rendering the opinion set forth below, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Restated Certificate of Incorporation of the Company, as amended, (the "Certificate"), (iii) the Indenture, and (iv) the forms of the Notes. We have also examined certain records of the Company's corporate proceedings as reflected in its minute books and such statutes, records, and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of documents examined by us, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

        Based on the foregoing, it is our opinion that (i) the Notes are legally issued and binding obligations of the Company and (ii) the Conversion Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable, assuming no change in applicable law.

        The opinion set forth above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, as amended. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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  Exhibit 5.1